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                                                                    EXHIBIT 12.1

                       CROWN CASTLE INTERNATIONAL CORP.
            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
       EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                            (DOLLARS IN THOUSANDS)


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                                                                                              Three Months
                                                      Years Ended December 31,                    Ended
                                             --------------------------------------------       March 31,
                                             1995        1996        1997        1998             1999
                                             ----        ----        ----        ----         ------------
Computation of Earnings:
  Income (loss) before income taxes and
   minority interests                        $  (21)     $ (947)     $(11,893)   $(35,747)     $(12,661)
  Add:
    Fixed charges (as computed below)         1,214       1,912         9,825      32,296        13,795
    Equity in losses (earnings) of
     unconsolidated affiliate                    --          --         1,138      (2,055)           --
                                             ------      ------      --------    --------      --------
                                             $1,193      $  965      $   (930)   $ (5,506)     $  1,134
                                             ======      ======      ========    ========      ========
Computation of Fixed Charges and Combined
 Fixed Charges and Preferred Stock
 Dividends:
  Interest expense                           $1,101      $1,748      $  7,095    $ 11,179      $  6,366
  Amortization of deferred financing
   costs and discount on long-term debt          36          55         2,159      17,910         4,920
  Interest component of operating lease
   expense                                       77         109           571       3,207         2,509
                                             ------      ------      --------    --------      --------
    Fixed charges                             1,214       1,912         9,825      32,296        13,795
  Preferred stock dividends                      --          --         2,199       5,411         6,408
                                             ------      ------      --------    --------      --------
    Combined fixed charges and preferred
     stock dividends                         $1,214      $1,912      $ 12,024    $ 37,707      $ 20,203
                                             ======      ======      ========    ========      ========
Ratio of Earnings to Fixed Charges               --          --            --          --            --
                                             ======      ======      ========    ========      ========
Deficiency of Earnings to Cover Fixed
 Charges                                     $   21      $  947      $ 10,755    $ 37,802      $ 12,661
                                             ======      ======      ========    ========      ========
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock Dividends           --          --            --          --            --
                                             ======      ======      ========    ========      ========
Deficiency of Earnings to Cover Combined
 Fixed Charges and Preferred Stock
 Dividends                                   $   21      $  947      $ 12,954    $ 43,213      $ 19,069
                                             ======      ======      ========    ========      ========

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